Exhibit 99.1

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA STOCKHOLDERS APPROVE ISSUANCE OF STOCK IN MERGER WITH AVIV REIT, INC.

Company Release – 03/27/2015

HUNT VALLEY, MD. – (BUSINESS WIRE) – March 27, 2015 – Omega Healthcare Investors, Inc. (“Omega”) (NYSE:OHI) announced that at its special meeting held earlier today, its stockholders approved the issuance of shares of Omega common stock to stockholders of Aviv REIT Inc. (“Aviv”) (NYSE: AVIV) in connection with the proposed merger of Aviv with and into a wholly owned subsidiary of Omega. Omega stockholders also approved an amendment to Omega’s charter to increase the number of authorized shares of Omega common stock to 350 million. Omega has been advised that, at a separate special meeting held earlier today, Aviv stockholders also voted to approve Aviv’s merger with and into Omega’s wholly owned subsidiary. The proposal to declassify Omega’s board of directors (so that each director would be elected for a one-year term after a phase-in period) was not approved since less than 80% of the shares outstanding were voted in favor of the proposal.  Of the approximately 98 million shares voted on the proposal, 99% of the votes cast were voted in favor of the declassification proposal.

The transaction is expected to close on or about April 1, 2015, subject to satisfaction of all remaining closing conditions. Assuming completion of the merger, Aviv stockholders will receive a fixed exchange ratio of 0.90 of an Omega share for each share of Aviv common stock they own.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of December 31, 2014, Omega’s portfolio of investments included 560 operating healthcare facilities located in 37 states and operated by 50 third-party operators.

200 International Circle Suite 3500 Hunt Valley, MD 21030 Phone: 410-427-1700 Fax: 410-427-8800

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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) the ability of the parties to close the proposed transaction; (ii) risks relating to the integration of Aviv’s operations and employees into Omega and the possibility that the anticipated synergies and other benefits of the proposed acquisition will not be realized or will not be realized within the expected timeframe; (iii) the outcome of any legal proceedings related to the proposed transaction; and (iv) other factors identified in Omega’s filings with the SEC. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

Omega Healthcare Investors

Bob Stephenson, CFO, 410-427-1700